Exhibit 99.1

Contact:

Primo Water Corporation

Mark Castaneda, Chief Financial Officer

(336) 331-4000

ICR Inc.

Katie Turner

Hunter Wells

(646) 277-1228

Primo Water Completes Strategic Acquisition of Glacier Water Services, Inc.

WINSTON-SALEM, N.C. December 12, 2016 -- Primo Water Corporation (Nasdaq: PRMW), the leading provider of multi-gallon purified bottled water, self-service refill water and water dispensers, announced that effective today it has completed the acquisition of Glacier Water Services, Inc., for approximately $273 million.

“The completion of this acquisition is an exciting step forward. We welcome the Glacier team to the Primo family as we unite two highly-complementary businesses to create significant benefits for our customers and retail partners,” said Billy D. Prim, Primo’s Chairman and Chief Executive Officer. “The opportunity to expand our portfolio of high-quality water and water dispenser offerings should better position us to diversify our sales channels, create operational synergies, and drive sales, cash flow and profit growth.”

The completion of this transaction adds a talented group of executives to Primo, with tenured backgrounds and proven track records. Effective today, and as previously announced, Brian McInerney, CEO of Glacier Water, and key management will operate the combined refill businesses, reflecting their commitment to the future success of the combined company. In addition, Charles Norris, Chairman of the Board of Directors of Glacier Water, will join Primo Water's Board, expanding the board from seven to eight members, effective today.

The total transaction consideration included approximately $50 million in cash, approximately $36 million in Primo common stock, the assumption or retirement of approximately $177 million of net indebtedness and preferred stock, and five-year warrants to purchase 2.0 million shares of Primo’s common stock at an exercise price of $11.88 per share. The assumed indebtedness includes Glacier's trust preferred securities due in 2028, which will remain outstanding. Primo financed the transaction with proceeds from a new $196 million senior credit facility consisting of a five-year revolver and term loan with minimal amortization requirements.

Financial Modeling Conference Call and Webcast

Primo Water will host a conference call to provide financial modeling information on the Glacier Water acquisition and review its outlook for the combined Company at 10:00 a.m. ET on Monday, January 9, 2017. Participants from the Company will be Billy D. Prim, Chief Executive Officer, Matt Sheehan, President and Chief Operating Officer, and Mark Castaneda, Chief Financial Officer. The conference call and accompanying presentation slides will be webcast live at the Investor Relation section of Primo Water’s website at www.primowater.com and will be archived online for playback for a period of two weeks following the call. In addition, for the live broadcast listeners may dial (877) 407-0784 in North America, and international listeners may dial (201) 689-8560.

About Primo Water Corporation

Primo Water Corporation (Nasdaq: PRMW) is North America’s leading single source provider of multi-gallon purified bottled water, self-service refill water and water dispensers sold through major retailers throughout the United States and Canada. For more information and to learn more about Primo Water, please visit our website at www.primowater.com.

About Glacier Water Services, Inc.

Glacier is the leading provider of high-quality drinking water dispensed to consumers through self-service water machines located at supermarkets and other retail locations. For more information, visit www.glacierwater.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. These statements include the expected benefits to the Company from the completion of the acquisition, the combined company’s commitment to and ability to repay debt and reduce leverage and the Company’s financial guidance on a stand-alone basis for 2016. These statements can otherwise be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” “will,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are subject to a number of risks and uncertainties.

Factors that could cause actual results to differ include, amount other things, difficulties with the successful integration and realization of the anticipated benefits from the acquisition, the possibility that the Company's stock price may be affected after the acquisition by factors different than those previously affecting the Company's stock price, the incurrence of costs related to the acquisition, changes to the Company's board of directors and management in connection with the acquisition, the impact of the loss or non-retention of certain key personnel as a result of the acquisition or thereafter, the termination or renegotiation of agreements with customers, suppliers and other business partners in connection with the acquisition, the possibility that the Company’s financial results following the acquisition may differ materially from the unaudited pro forma financial statements that have been or will be made available, any possible adverse impacts related to the implementation and integration of proper and effective internal controls in the combined company following the acquisition, general economic conditions the possible adverse impacts that decreased discretionary consumer and corporate spending may have on the Company’s business, the possible adverse impacts of currently pending or future litigation proceedings and the Company’s need for additional capital following the acquisition.

Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially and adversely from those stated herein.

This release also includes such other factors that could cause actual results to differ materially and adversely from those in the forward-looking statements and include, but are not limited to, adverse changes in the Company's relationships with its independent bottlers, distributors and suppliers, the loss of major retail customers of the Company or the reduction in volume or change in timing of purchases by major retail customers, lower than anticipated consumer and retailer acceptance of and demand for the Company's products and services, the entry of a competitor with greater resources into the marketplace, competition and other business conditions in the water and water dispenser industries in general, the Company's experiencing product liability, product recall or higher than anticipated rates of sales returns associated with product quality or safety issues, the loss of key Company personnel, changes in the regulatory framework governing the Company's business, the Company's inability to efficiently expand operations and capacity to meet growth, the Company's inability to develop, introduce and produce new product offerings within the anticipated timeframe or at all, the Company's inability to comply with its covenants in its credit facility, significant liabilities or costs associated with litigation or other legal proceedings, as well as other risks described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed on March 9, 2016 and its subsequent filings under the Securities Exchange Act of 1934. Forward-looking statements reflect management's analysis as of the date of this release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases or as otherwise required by applicable securities laws.